Exhibit 99.1

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Summary: PPL Montana LLC

Publication date: 12-Dec-2003

Credit Analyst: Suzanne G. Smith, New York (1) 212-438-2106; Aneesh Prabhu, New York (1) 212-438-1285

Rationale

On Dec. 12, 2003, Standard & Poor's Rating Services lowered its rating on PPL Montana LLC's (PPLM) pass-through certificates to 'BBB-' from 'BBB'. The downgrade follows Standard & Poor's periodic review of this project. The outlook remains negative.

Billings, Mont.-based PPLM had about $295 million of leveraged lease debt as of Sept. 30, 2003.

PPLM's ratings are based on its stand-alone creditworthiness, enhanced by parental support from PPL Corp. Stand-alone creditworthiness reflects competitive cost of generation, mine-mouth generation facilities, and high power prices in the Mid-Columbia region, which will allow PPLM to record strong debt-service coverage (after payment of capital expenditures) of about 2.4x in 2003. Based on the forward prices for electricity, PPLM will likely cover its debt by more than 2.25x in 2004. Also, PPLM benefits from power purchase agreements with NorthWestern Corp. for about one-third of its revenues. Although NorthWestern is operating under Chapter 11, the bankruptcy court has approved the agreements. However, Standard & Poor's rates merchant operations under a long-term commodity price forecast. Because gas sets the margin, Standard & Poor's would not rate PPLM's stand-alone operations as investment-grade based on its long-term gas price assumption of $3.25 per MMbtu.

The ratings also reflect parental support in the form of a $100 million credit facility provided by PPL Energy Supply LLC, a wholly owned subsidiary of PPL Corp.

PPLM supplies NorthWestern with 450 megawatts (MWs) at an average of $32 per megawatt-hour (MWh) through July 2007. In September 2003, NorthWestern filed for Chapter 11 protection, increasing counterparty credit risk. However, in October, the bankruptcy court approved NorthWestern's request to affirm the power supply agreements. NorthWestern, however, could yet petition the court to reject the contract until its reorganization plan has been filed and approved by the bankruptcy court (although PPL Montana could then pursue damages against NorthWestern for breach of an assumed contract, which would be considered an administrative priority claim under Chapter 11). Standard & Poor's believes rejection of the contracts is not likely because NorthWestern has strong incentives to keep the contracts approved, including market prices for power, which currently are substantially higher than the contract price. A further incentive for NorthWestern to keep the contracts in place is that the existing contracts do not require NorthWestern to post any collateral, whereas new contracts would likely require the posting of collateral.

The rating also reflects the following risks:

-- Montana's location near several major energy production centers for hydropower (Washington), coal (Wyoming), and natural gas fields (Alberta, Canada) raises concerns that there could be periods of low energy prices, especially if the region's abundant energy resources are not effectively exported due to transportation constraints;

-- Substantial asset concentration. The portfolio of 13 generating assets is dominated by the Colstrip generation facility, which accounted for about 42% of 2002 cash flow; and

-- PPLM may issue additional long-term debt without a Standard & Poor's rating affirmation by meeting certain fixed-charge coverage ratios.

The following strengths mitigate the risks:

-- Average annual energy prices for units in the Northwest would have to drop to $22.5 per MWh before PPLM would be unable to service its fixed charges. The Mid-Columbia flat price has been about $38 per MWh in 2003, but was as low as $23 per MWh in 2002.

-- Colstrip, PPLM's primary coal-fired generation asset, is one of the country's lowest-cost coal-fired generation facilities, and its availability has averaged 85% annually for the past five years. The unit's fuel-supply risk is also low because the facility has a dedicated mine next to it.

-- Lease debt and equity of $315 per kilowatt is below average for a coal-fired merchant power asset. About half the capacity is hydro, which can support higher debt, even after accounting for hydro facilities' high fixed costs.

Lender security includes a six-month rent reserve, a first-priority perfected lien on the Colstrip asset, and a restriction on dividend distributions if PPLM fails to meet a fixed-charge coverage ratio of 1.7x on a one-year looking-backward and a two-year looking-forward basis. The fixed-charge coverage ratio requirement is lowered to 1.5x if at least half of the capacity has contractual cover.

Liquidity.
PPLM's liquidity is strong. PPL Energy Supply provides PPLM with a $100 million credit facility for its liquidity needs and collateral requirements. In the nine months ended September 2003, PPLM had generated $48 million from operations and used $16 million for capital expenses. PPLM retired about $26 million of short-term debt and distributed $5 million to its parent. There are no draws against its credit lines. PPLM has an amortizing debt schedule that is between $40 million and $45 million per year for the next few years. Standard & Poor's expects PPLM to service its debt largely through cash from operations.

Outlook

The negative outlook mirrors the negative outlook on parent PPL Corp. Should PPL Corp.'s ratings decline to 'BBB-', PPLM can still maintain its ratings; however, at a lower rating level, PPL Corp.'s corporate credit rating will provide a ceiling for PPLM's ratings.

Ratings List
To From

Corporate credit rating BBB-/Negative BBB/Negative

Pass-through certificates BBB-/Negative BBB/Negative

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